Exhibit 8.1

LIST OF SUBSIDIARIES

Name	Jurisdiction of Incorporation
Tm Technologies, Inc.	Delaware
Tm Bioscience Inc.	Delaware
Tm Bioscience HG Inc.	Ontario
Tm Bioscience PGX Inc.	Ontario